SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2004

AETHER SYSTEMS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	000-27707 (Commission File Number)	52-2186634 (IRS Employer Identification No.)

11500 Cronridge Drive
Suite 110
Owings Mills, Maryland 21117
(Address of Principal Executive Offices, including Zip Code)

(410) 654-6400
(Registrant’s Telephone Number, Including Area Code)

This Amendment No. 1 to the Current Report on Form 8-K of Aether Systems, Inc. amends the Current Report on Form 8-K of Aether Systems, Inc., dated February 17, 2004, and filed with the Securities and Exchange Commission on February 18, 2004.

Item 9. Regulation FD Disclosure

     In completing the audit of its consolidated financial statements for fiscal 2003 and its Annual Report on Form 10-K for fiscal 2003 (which is to be filed on March 15, 2004), Aether Systems, Inc. (“Aether”) made certain adjustments primarily to the allocation of certain expenses and assets as between its continuing and discontinued operations. These adjustments affect the 2002 financial information that had been included in Aether’s February 17, 2004 press release announcing its fourth quarter and fiscal year earnings for 2003. Aether also determined that it had inadvertently failed to apply certain changes that it made in 2003 to the 2002 results that were included in this press release. Among the items affected by these adjustments and changes are: 2002 amortization expense was reduced, 2002 interest expense was increased, a portion of the 2002 cash balance was reallocated to restricted cash and discontinued operations, and intangibles and other assets and net assets from discontinued operations were increased. As a result of the changes, net loss from continuing operations in 2002 was decreased by $0.05 and net loss from discontinued operations in 2002 was increased by the same amount.

     A copy of the February 17, 2004 press release, together with the financial results, were furnished as Exhibit 99.1 to a Current Report on Form 8-K that Aether filed with the Securities and Exchange Commission on February 18, 2004. In this amended filing, Aether is furnishing a corrected Exhibit 99.1, that includes the corrected financial information. Aether is not separately issuing the corrected version of this press release to news wire services, but will post the corrected press release (clearly marked “As corrected on March 12, 2004”) on its website at www.aethersystems.com so that investors will have access to the corrected press release and associated financial information.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits

     99.1    As corrected press release of Aether Systems, Inc., dated March 12, 2004

SIGNATURES

     According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on March 12, 2004.

AETHER SYSTEMS, INC.
/s/ David C. Reymann

Date: March 12, 2004	By: Its:	David C. Reymann Chief Financial Officer

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